EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-AA4

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	Charlotte, North Carolina
4000 Horizon Way	June 26, 2006
Irving, Texas 75063

Banc of America Securities LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2006-AA4, Mortgage Pass-Through Certificates, Series 2006-AA4 Certificates (the “Series 2006-AA4 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-AA4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-132046). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

1.  The Mortgage Pools: The Series 2006-AA4 Certificates shall evidence the entire beneficial ownership interest in four pools (the “Mortgage Pools”) of primarily 30-year adjustable rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of June 1, 2006 (the “Cut-off Date”):

(a)  Aggregate Principal Amount of the Mortgage Pools: Approximately $264,499,718 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b)  Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I, Pool III and Pool IV shall be 360 months, and the original term to maturity of each Mortgage Loan included in Pool II shall be between 240 and 360 months.

2.  The Certificates: The Offered Certificates shall be issued as follows:

(a)  Classes: The Offered Certificates shall be issued with the following Class designations, pass-through rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Class Principal Balance	Pass-Though Rate	Class Purchase Price Percentage
B-1	$7,009,000.00	Variable(1)	100.3750000000%
B-2	$2,513,000.00	Variable(1)	99.3750000000%
B-3	$1,851,000.00	Variable(1)	96.1250000000%

(1)	The interest rates for the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b)  The Offered Certificates shall have such other characteristics as described in the related Prospectus.

3.  Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, June 30, 2006 (the “Closing Date”).

4.  Required Ratings: The Class B-1, Class B-2 and Class B-3 Certificates shall have received Required Ratings of at least (i) “AA” from Fitch, Inc. (“Fitch”), in the case of the Class B-1 Certificates, (ii) “A” from Fitch, in the case of the Class B-2 Certificates, and (iii) “BBB” from Fitch, in the case of the Class B-3 Certificates.

5.  Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

191522 FHAMS 2006-AA4
BofA Terms to Underwriting Agreement

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:____________________________
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:_______________________________
Name: Terry L. McCoy
Title: Executive Vice President